Exhibit 4.1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (AS DEFINED BELOW) AND SUBJECT TO CERTAIN SET-OFF PROVISIONS SET FORTH HEREIN AND IN THAT CERTAIN PURCHASE AGREEMENT (AS DEFINED BELOW).

SECURED SUBORDINATED PROMISSORY NOTE

$5,000,000.00	May 25, 2017

FOR VALUE RECEIVED, the undersigned, ASURE SOFTWARE, INC., a Delaware corporation (the “Maker”), hereby promises to pay to the order of iSYSTEMS HOLDINGS, LLC, a Delaware limited liability company (the “Holder”) the principal amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “Principal Amount”), subject to adjustment as provided under this Secured Subordinated Promissory Note (the “Note”), together with interest on the unpaid principal balance accruing on a daily basis at an annual rate equal to 3.5%, under the terms set forth in this Subordinated Promissory Note.

This Note has been executed and delivered by the Maker pursuant to the terms of that certain Equity Purchase Agreement (the “Purchase Agreement”), dated as of May 25, 2017, by and among the Maker, the Holder and iSystems Intermediate Holdco, Inc.. This Note is the “Promissory Note” defined in Article I of the Purchase Agreement. Capitalized terms used but not otherwise defined in this Note shall have the meanings ascribed to such terms in the Purchase Agreement.

1.                                      Payment.  The Principal Amount of this Note shall be paid in two installments:

(a)                                 the first payment in an amount equal to $2,500,000.00 (the “First Installment”), subject to Sections 5 and 6 below and the Subordination Agreement, shall be due and payable on May 25, 2018; and

(b)                                 the second payment in an amount equal to $2,500,000.00 (the “Second Installment”), subject to Sections 5 and 6 below and the Subordination Agreement, shall be due and payable on May 25, 2019 (the “Maturity Date”). The First Installment and Second Installment are each also referred to in this Note as an “Installment”).

All accrued and unpaid interest under this Note shall be due and payable on the Maturity Date. Subject to Sections 5 and 6 below, all amounts due under this Note shall be paid by wire transfer of immediately available funds to an account designated by Holder.  If any such payment is due on a day that is not a Business Day, the payment will be due on the next succeeding Business Day, and the resulting extension of time will be taken into account in calculating the amount of interest payable under this Note.

2.                                      Optional Prepayments.  The Maker may prepay this Note prior to the Maturity Date, in whole or in part, without penalty or premium, at any time and from time to time. Prepayments shall be applied first to accrued but unpaid interest and then to principal.

3.                                      Subordination Agreement. The indebtedness evidenced by this Note and related security is subordinated in right of payment pursuant to, and all rights of the Holder are subject to the terms of, that certain Subordination and Intercreditor Agreement (the “Subordination Agreement”), dated as of May 25, 2017, by and among the Maker, Holder and Wells Fargo Bank, National Association.

4.                                      Security. The payment and performance of Maker’s obligations under this Note are secured by a pledge of 1,000 shares of the common stock of iSystems Intermediate Holdco, Inc. as more fully provided under that certain Stock Pledge Agreement between Maker and Holder, also dated May 25, 2017 (the “Pledge Agreement”).

5.                                      Default.  The occurrence of any of the following shall constitute a default under this Note (each an “Event of Default”):

(a)                                 the Maker fails to make any required payment under this Note when due and such failure shall continue for fifteen (15) days after the date when such payment is due; provided, however, that neither of the following shall constitute an Event of Default:

(i)                                     the withholding of any amount in good faith as security pursuant to the terms of Section 8.5(c) of the Purchase Agreement; or

(ii)                                  the failure to pay the Second Installment under this Note in full when due to the extent (and only to the extent) that a Buyer Indemnitee has delivered notice of a claim for indemnification in good faith pursuant to Section 8.2 of the Purchase Agreement and such claim has not been finally resolved or agreed to on or before the Maturity Date, and the Maker otherwise pays all undisputed amounts due pursuant to the Second Installment under this Note; provided, however, that if the Holder covenants and agrees in writing (A) to hold an amount of cash equal to the amount alleged in good faith to be owed to such Buyer Indemnitee pursuant to such claim for indemnification and (B) that such cash will be available to satisfy such claim for indemnification if such claim is finally resolved or agreed to in favor of the Buyer Indemnitee, then the failure to pay the Second Installment under this Note in full when due shall constitute an Event of Default;

(b)                                 the Maker, under the applicable laws of any jurisdiction:  (i) is dissolved, liquidated, or wound up or otherwise ceases doing business; (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; (iv) makes a general assignment for the benefit of its creditors; or (v) institutes a proceeding, or has an involuntary proceeding instituted against it and such involuntary proceeding is not dismissed within sixty (60) days of such filing, seeking a judgment of insolvency, bankruptcy, or any other similar relief under any bankruptcy, insolvency, or other similar law affecting creditors’ rights;

(c)                                  The Maker is in breach of the Subordination Agreement or the Pledge Agreement and such breach continues for 15 days after written notice to the Maker; or

(d)                                 There occurs a Change of Control (as such term is defined in the Senior Credit Agreement) of Maker, iSystems, LLC or evoPro Solutions, Inc. For this purpose, “Senior Credit Agreement” shall have the meaning ascribed to such term in the Subordination Agreement.

Subject to the subordination provisions of the Subordination Agreement, upon the occurrence of an Event of Default, the Holder may, at its option (a) declare the entire unpaid principal amount of this Note, together with all accrued interest to be immediately due and payable by written notice to the Maker; and (b) exercise any and all rights and remedies available to it under law and in equity.  In addition, during the pendency of an Event of Default, the interest rate under this Note shall increase to an annual rate equal to the prime rate (as publicly announced by Wells Fargo Bank, National Association) plus 2%, with changes in such prime rate taking effect hereunder at the same time as they take effect for such bank.

The Maker will pay all costs and expenses incurred by or on behalf of Holder in connection with the Holder’s exercise of any or all of its rights and remedies under this Note, including reasonable attorneys’ fees, costs, and disbursements.

6.                                      Right to Withhold and Setoff.  For the avoidance of doubt and pursuant to Section 8.5(a) of the Purchase Agreement, the Maker has the right to reduce the face value of the Note and withhold such amount from any Installment due under this Note any amounts to which the Holder has finally agreed to in writing or which have been finally adjudicated as payable to the Maker and other Buyer Indemnitees pursuant to Article VIII of the Purchase Agreement.

7.                                      Assignment.  This Note may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld except that Holder may assign its rights to under this Note to any of its Affiliates without the prior written consent of the Maker.

8.                                      Successors.  This Note shall be binding upon, and shall inure to the benefit of and shall be enforceable by, the parties hereto and their permitted successors and assigns.

9.                                      Waivers.  The Maker hereby waives presentment for payment, demand, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.

10.                               Governing Law.  This Note and any claim, controversy or cause of action based upon, arising out of or relating to this Note shall be governed by the internal laws of the State of Delaware, without giving effect to conflict of laws principles thereof and any legal suit, action or proceeding arising out of or based upon this Note shall be subject in all respects to Section 9.10 of the Purchase Agreement.

11.                               Notices.  All notices, requests, demands, claims, and other communications under this Note will be in writing and delivered in accordance with Section 9.2 of the Purchase Agreement.

12.                               Amendments. No amendment, modification, replacement, termination, or cancellation of any provision of this Note will be valid, unless the same will be in writing and signed by the Maker and the Holder.  Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

13.                               Waiver of Jury Trial. THE MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING INVOLVING THIS NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER TO ENTER INTO THE CONTEMPLATED TRANSACTION.

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IN WITNESS WHEREOF, the Maker has executed this Note as of May 25, 2017.

ASURE SOFTWARE, INC.

/s/ Patrick Goepel
By: Patrick Goepel
Its: Chief Executive Officer

[Signature Page to Secured Subordinated Promissory Note]